Exhibit 99.1

Recro Pharma Announces Dosing of First Patient in Phase II REC-14-013 Clinical Trial of Dex-IN for Treatment of Acute Pain on Day 1 Following Surgery

Further Information Provided from REC-13-012

Day 0 Post-Operative Pain Trial

MALVERN, PA, October 29, 2014 – Recro Pharma, Inc. (Nasdaq: REPH), a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery, today announced dosing of the first patient in a Phase II clinical trial of Dex-IN in patients who initiate dosing of study medication on Post Op Day 1, following bunionectomy surgery.

“The Day 1 post-operative setting is one where pain is generally stable or declining, while still having significant pain levels present, and provides a valuable intervention point for the reduction or elimination of opioids,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “Unlike therapeutic pain intervention at Day 0 when pain intensity is rapidly escalating, the Company believes pain management with Dex-IN on Day 1 will be more effective based upon input from the Company’s advisors and results of its previous Phase II trial. We expect to report top line data from this trial by mid-year 2015, and an interim analysis for sample size adjustment is planned when approximately half of the evaluable patients have been enrolled.”

The Phase II trial is a randomized, multicenter, double-blind, placebo-controlled study to evaluate the efficacy and safety of Recro Pharma’s proprietary intranasal formulation of dexmedetomidine, Dex-IN, in adult patients undergoing bunionectomy surgery, initiating dosing of study medication on Post Op Day 1. The trial is expected to enroll approximately 200-250 patients. Patients who meet the eligibility criteria will be randomized to either a 50µg dose of Dex-IN or a placebo intranasal dose given every 6 hours. Following the beginning of treatment, patients will remain under observation for 48 hours at study centers. Patients will be followed for 7 days after the initial dose of study medication. There will be an oral opioid rescue treatment available to patients in either treatment group, if required, to provide adequate pain relief.

The primary efficacy endpoint of the trial is the summed pain intensity difference over 48 hours, SPID48, starting on Post Op Day 1. Additional efficacy endpoints include use of opioid rescue medication and opioid related side effects, and Patient Global Assessment (PGA) of pain control.

Bunionectomy surgery generally involves an incision in the top or side of the big toe joint and the removal or realignment of soft tissue and bone. This is done to relieve pain and restore normal alignment to the joint. Bunionectomy surgery typically results in intense post-operative pain. In the past, drugs that have demonstrated analgesic effectiveness following bunionectomy surgery have frequently translated that analgesic success into other post-operative procedures that result in moderate to severe, acute pain.

Further Information Provided from REC-13-012 Day 0 Post Operative Pain Trial

On September 4, 2014, Recro announced findings from a prespecified interim analysis of its trial REC-13-012, which analyzed the first half of patients enrolled in the trial. The trial was a double-blind, placebo-controlled study of intranasal dexmedetomidine, Dex-IN, in the treatment of acute post-operative pain following bunionectomy surgery on Post Op Day 0. While analgesia and a reduction in opioid use were observed in a subset of patients, the Company elected to discontinue the study as it was not expected to reach statistical significance. The final analysis, which included 23 additional patients who were enrolled after the cutoff for the prespecified interim analysis (total of 95 treated patients / 85 evaluable for SPID48), did not change the previously reported conclusion that the trial was not expected to reach statistical significance. Of the 23 additional patients, 8 patients had pain intensity scores of 6 or below. With the addition of these 8 patients (3 in placebo, 3 in 50 mcg and 2 in 35 mcg), there was a notable reduction in effect size and in the differences between treatment groups in opioid consumption. Effect size is a product of combined variability and of the magnitude of difference between treatment groups. The Company believes these changes are largely attributable to high variability frequently observed in pain studies, where a small sample size increase can notably affect efficacy outcomes.

In this study, Dex-IN was well tolerated with no serious adverse events reported. Four patients (three in the 50 mcg Dex-IN treatment group and one in the 35 mcg Dex-IN treatment group) discontinued due to symptomatic hypotension and one subject (35 mcg Dex-IN) due to fever. Additionally, one subject discontinued placebo due to nausea and vomiting.

No other adverse events of symptomatic hypotension were seen in the 95 patients treated. Asymptomatic decreases in blood pressure were seen throughout the study, including 10 Dex-IN patients (six in the 50 mcg Dex–IN treatment group) that had an adverse event of “BP decreased.” In addition, one patient in the Dex-IN 50 mcg treatment group and two patients in the placebo treatment group had a heart rate of 50 bpm or below along with a notable change from baseline heart rate. Lastly, no clinically significant changes were seen in electrocardiograms in any treatment group, and there were no clinically significant changes in clinical laboratory studies. Other key safety data of interest from the REC-13-012 trial are summarized in Table 1 below.

Table 1: Summary of Key Safety Data of Interest REC-13-012

Event	Dex-IN 50 mcg Group N (%)	Placebo Group N (%)
Drowsiness	17 (53%)	17 (53%)
Nausea	8 (25%)	14 (44%)
Vomiting	2 (6%)	6 (19%)
Dizziness	3 (9%)	5 (16%)
Nasal Irritation	2 (6%)	3 (9%)
Epistaxis	2 (6%)	3 (9%)

About Recro Pharma, Inc.

Recro Pharma is a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery. Recro Pharma’s lead product candidate, Dex-IN, is a proprietary intranasal formulation of dexmedetomidine and has completed multiple clinical trials in which Dex-IN has been well tolerated. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress while maintaining analgesic effect. If approved, Dex-IN would be the first and only approved acute pain drug in its class.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro Pharma’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual results to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the results and timing of clinical trials of Dex-IN and any future clinical and preclinical studies; the ability to obtain and maintain regulatory approval of product candidates, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the performance of third- party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of the Company’s product candidates; and the successful implementation of the Company’s strategy. In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:	Recro Pharma, Inc.
Charles T. Garner Chief Financial Officer (484) 395-2425

Media and Investors:

Argot Partners Susan Kim (212) 600-1902
susan@argotpartners.com